Exhibit 23.1

Consent of Certified Public Accountants

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-50148) pertaining to the Equity Incentive Plan of SPEEDCOM Wireless Corporation and in the Registration Statement (Form S-3 No. 333-69564) and related Prospectus of SPEEDCOM Wireless Corporation for the registration of 18,013,762 shares of its common stock, of our report dated January 31, 2003, with respect to the financial statements of SPEEDCOM Wireless Corporation included in the Annual Report (Form 10-KSB) for the year ended  December 31, 2002.

/s/ Aidman, Piser & Company, P.A.

Tampa, Florida

April 10, 2003